NovaStar Closes $1 billion Asset Backed Securitization

KANSAS CITY, MO., June 19, 2006 – NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, announced today that its subsidiary, NovaStar Mortgage, Inc., securitized $1 billion of non-conforming mortgage assets. The transaction will be treated as a sale for both financial reporting purposes (GAAP) and tax purposes.

Lead managers RBS Greenwich Capital, Deutsche Bank Securities and Wachovia Securities with co-manager Morgan Stanley, underwrote NovaStar Mortgage Funding Trust, Series 2006-2, which closed June 15, 2006. The transaction was structured into 15 rated classes of certificates with a face value of $1,015,996,000.

NovaStar retained the M-9 and M-10 certificates. Class M-9 and M-10 collectively represent $13.3 million in principal. The M-10 certificates were not covered by the prospectus. Ratings for class M-9 and M-10 certificates are as follows:

Class	S&P / Fitch
M-9	BBB / BBB-
M-10	BB+ / BB+

NovaStar also retained the class C certificates. Class C has a notional amount of $1,021,101,924, entitles NovaStar to excess and prepayment penalty fee cash flow from the underlying loan collateral and serves as overcollateralization. Other than prepayment penalty fee cash flow, Class C is subordinated to the other classes.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is a specialty finance company that originates, purchases, invests in and services residential nonconforming loans. The company specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward-looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts; changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us or other legal contingencies; the impact of losses resulting from natural disasters; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K, for the period ending December 31, 2005 and our quarterly report on form 10-Q, for the period ending March 31, 2006. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424